                                                                  Exhibit (9)(f)

                          ADMINISTRATIVE SERVICES PLAN
                        (amended as of January ___, 1999)

         Section 1. This Administrative Services Plan (the "Plan") constitutes the administrative services plan for the Class Y Shares of the Prestige Large Cap Value Fund, Prestige Large Cap Growth Fund, Prestige Small Cap Fund, Prestige Balanced Fund, Prestige International Fund (the "Prestige Funds"), for the Class Y and Class R Shares of the Nationwide S&P 500 Index Fund, for the Class R Shares of the Nationwide Money Market Fund and for the Institutional Service Class and the Investor Class of the Morley Capital Accumulation Fund (the "Morley Fund") (collectively, the "Funds"), each a series of Nationwide Investing Foundation III (the "Trust"), and is adopted upon review and approval by the Board of Trustees of the Trust.

         Section 2. Upon the recommendation of the administrator of the Funds, any officer of the Trust is authorized to execute and deliver, in the name and on behalf of the Fund, written agreements in substantially the form attached hereto as Appendix A or in any other form duly approved by the Board of Trustees of the Trust ("Servicing Agreements") with financial institutions which are shareholders of record or which have a servicing relationship ("Service Organizations") with the beneficial owners of a class of a Fund's shares of beneficial interest ("Shares"). Such Servicing Agreements shall require the Service Organizations to provide administrative support services as set forth therein and as described in a Fund's applicable Prospectus to their customers who own of record or beneficially Shares. In consideration for providing such services, a Service Organization will receive a fee, computed daily and paid monthly in the manner set forth in the Servicing Agreements, at the annual rate of up to 0.15% of the average daily net asset value of the Institutional Services Class Shares and Investor Class Shares of the Morley Fund and up to 0.25% of the average daily net asset value of the Class Y Shares of the Prestige Funds, the Class R Shares of the Nationwide Money Market Fund and the Class Y and Class R Shares of the Nationwide S&P 500 Index Fund owned of record or beneficially by such customers. Any bank, trust company, thrift institution, broker-dealer, insurance company or other financial institution is eligible to become a Service Organization and to receive fees under this Plan. All expenses incurred by a Fund with respect to its Shares in connection with the Servicing Agreements and the implementation of this Plan shall be borne entirely by the holders of Shares of that Fund.


        Section 3. So long as this Plan is in effect, the administrator shall provide to a Fund's Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

         Section 4. The Plan shall not take effect with respect to the Shares of a Fund until it has been approved, together with the form of the Servicing Agreements, by a vote of a majority of the Trustees who are not "interested persons" of that Fund (as defined in the Investment Company Act of 1940) and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan (the "Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on the Plan or such Servicing Agreement, provided, however, that the Plan is not implemented prior to the effective date of the post-effective amendment to a Fund's registration statement describing the Plan and its implementation with respect to that Fund.

         Section 5. Unless sooner terminated, this Plan shall continue until _____________, 1999, and thereafter, shall continue automatically for successive annual periods provided such continuance is approved at least annually by a majority of the Board of Trustees, including a majority of the Disinterested Trustees.

         Section 6. This Plan may be amended at any time with respect to a Fund by the Board of Trustees, provided that any material amendments of the terms of this Plan shall become effective only upon the approvals set forth in Section 4.

         Section 7. This Plan is terminable at any time with respect to the Fund by vote of a majority of the Disinterested Trustees.

         Section 8. While this Plan is in effect, the selection and nomination of those Disinterested Trustees shall be committed to the discretion of the Disinterested Trustees of the Trust.

         Section 9. This Plan has been adopted as of _____________, 1998, and was effective _____________, 1998.

         Section 10. The Trust is a business trust organized under Chapter 1746, Ohio Revised Code and under a Declaration of Trust, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of Ohio as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of a Fund or the Trust entered into in the name or on behalf thereof by any of the Trustees, officers, employees or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, officers, employees, agents or shareholders as they relate to the Fund personally, but bind only the assets of the Trust, as set forth in Section 1746.13(A), Ohio Revised Code, and all persons dealing with a Fund must look solely to the assets of that Fund for the enforcement of any claims against the Trust.

                               SERVICING AGREEMENT
                                       TO
                          ADMINISTRATIVE SERVICES PLAN

Ladies and Gentlemen:

         We wish to enter into this Servicing Agreement with you concerning the provision of administrative support services to your customers who may from time to time be the record or beneficial owners of shares (such shares referred to herein as the "Shares") of __________________ (the "Fund").

         The terms and conditions of this Servicing Agreement are as follows:

         Section 1. You agree to provide administrative support services to your customers who may from time to time own of record or beneficially the Fund's Shares. Services provided may include some or all of the following: (i) processing dividend and distribution payments from the Fund on behalf of customers; (ii) providing periodic statements to your customers showing their positions in the Shares; (iii) arranging for bank wires; (iv) responding to routine customer inquiries relating to services performed by you; (v) providing sub-accounting with respect to the Shares beneficially owned by your customers or the information necessary for sub-accounting; (vi) if required by law, forwarding shareholder communications from the Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to your customers; (vii) forwarding to customers proxy statements and proxies containing any proposals regarding this Agreement or the Administrative Services Plan related hereto; (viii) aggregating and processing purchase, exchange, and redemption requests from customers and placing net purchase, exchange, and redemption orders for your customers; (ix) providing customers with a service that invests the assets of their accounts in the Shares pursuant to specific or pre-authorized instructions; (x) establishing and maintaining accounts and records relating to transactions in the Shares;
(xi) assisting customers in changing dividend or distribution options, account designations and addresses; or (xii) other similar services if requested by the Fund.

         Section 2. You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services to customers.

         Section 3. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning the Fund or its Shares except those contained in our then-current prospectus for such shares, copies of which will be supplied by the Fund's distributor and/or administrator, to you, or in such supplemental literature or advertising as may be authorized by the Fund in writing.

         Section 4. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for the Fund in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of the Shares by or on behalf of customers. You and your employees will, upon request, be available during normal business hours to consult with the Fund or its designees concerning the performance of your responsibilities under this Agreement.

         Section 5. In consideration for the services and facilities provided by you hereunder, the Fund will pay to you, and you will accept as full payment therefore, a fee at the annual rate designated in Appendix A of the average daily net assets of a Fund's Shares owned of record or beneficially by your customers from time to time for which you provide services hereunder, which fee will be computed daily and payable monthly. The fee rate stated above may be prospectively increased or decreased by the Fund, in its sole discretion, at any time upon notice to you. Further, the Fund may, in its discretion and without notice, suspend or withdraw the sale of such Shares, including the sale of such Shares to you for the account of any customer(s).

         Section 6. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Agreement will provide to the Board of Trustees of Nationwide Investing Foundation III, and the Trustees will review, at least quarterly, a written report of the amounts so expended and the entities to whom such expenditures were made. In addition, you will furnish the Fund or its designees with such information as the Fund or its designees may reasonably request (including, without limitation, periodic certifications confirming the provision to customers of some or all of the services described herein), and will otherwise cooperate with the Fund and its designees (including, without limitation, any auditors designed by the Fund), in connection with the preparation of reports to the Fund's Board of Trustees concerning this Agreement and the monies paid or payable by the Fund pursuant hereto, as well as any other reports or filings that may be required by law.

         Section 7. We may enter into other similar Servicing Agreements with any other person or persons without your consent.

         Section 8. By your written acceptance of this Agreement, you represent, warrant and agree that: (i) in no event will any of the services provided by you hereunder be primarily intended to result in the sale of any shares issued by the Fund; (ii) the compensation payable to you hereunder, together with any other compensation you receive from customers for services contemplated by this Agreement, will to the extent required be disclosed to your customers, and will not be excessive or unreasonable under the laws and instruments governing your relationships with your customers; and (iii) if you are subject to the provisions of the Glass-Steagall Act and other laws governing, among other things, the conduct of activities by federally chartered and supervised banks and other affiliated banking organizations, you will perform only those activities which are consistent with your statutory and regulatory obligations and will act solely as agent for, upon the order of, and for the account of, your customers.

         Section 9. This Agreement will become effective on the date a fully executed copy of this Agreement is received by the Fund or its designee. This Agreement may be terminated at any time, without the payment of any penalty with respect to the Fund by the vote of a majority of the members of the Board of Trustees and who have no direct or indirect financial interest in the operation of the Administrative Servicing Plan or in any related agreements to the Administrative Servicing Plan ("Disinterested Trustees") or by a majority of the outstanding voting securities of the Fund on not more than sixty (60) days written notice to the parties to this Agreement.

         Section 10. All notices and other communications to either you or the Fund will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address shown given in this Agreement.

         Section 11. This Agreement will be construed in accordance with the laws of the State of Ohio and is non-assignable by the parties hereto.

         Section 12. This Agreement, or form thereof, has been approved by vote of a majority of (i) the Board of Trustees and (ii) the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such approval.

         Section 13. The Trust is a business trust organized under Chapter 1746, Ohio Revised Code and under a Declaration of Trust, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of Ohio as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of a Fund or the Trust entered into in the name or on behalf thereof by any of the Trustees, officers, employees or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, officers, employees, agents or shareholders as they relate to the Fund personally, but bind only the assets of the Trust, as set forth in Section 1746.13(A), Ohio Revised Code, and all persons dealing with a Fund must look solely to the assets of that Fund for the enforcement of any claims against the Trust.

         If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to the Fund's designee, Nationwide Advisory Services, Inc., Attention: James F. Laird, Jr., Three Nationwide Plaza, Columbus, Ohio 43215.

         Nationwide Advisory Services, Inc., as the Fund's designee, will notify the Fund concerning any future operational changes pertaining to the Agreement.

Very truly yours,                                      Accepted and Agreed to:


----------------------                                 -------------------------

James F. Laird, Jr.                               Name:
Vice President and General Manager                Title:
Nationwide Advisory Services, Inc.

Date:_____________________, 1998                  Date:_________________, 1998

                                   APPENDIX A

            TO SERVICING AGREEMENT FOR ADMINISTRATIVE SERVICING PLAN



Funds of Nationwide Investing Foundation III    Administrative Servicing Fees

Prestige Large Cap Value Fund                   For Class Y shares of each
Prestige Large Cap Growth Fund                  Prestige Fund:
Prestige Small Cap Fund                         0.25% of the average daily
Prestige Balanced Fund                          net assets of a fund
Prestige International Fund
(collectively, the "Prestige Funds")

Nationwide S&P 500 Index Fund                   For Class Y and Class R
                                                shares of the Nationwide S&P
                                                500 Index Fund:
                                                0.25% of the average daily net
                                                assets of the Fund

                                       OR

Morley Capital Accumulation Fund                For the Institutional Service
"Morley Fund")                                  (the Class and Investor Class
                                                Shares of the Morley Fund:
                                                0.15% of the average daily
                                                net asset of the fund


Signed:__________________________
             (Title)

Dated:_____________________, 1998